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                                  EXHIBIT 10.42

                      BANK-ENTERPRISE COOPERATION AGREEMENT

Party A (Bank):       Shanghai Songjiang Branch, Agricultural Bank of China
Party B (enterprise): Shanghai Kaihong Electronic Co., Ltd.

After negotiation, regarding the bank-enterprise cooperation from 1st September 2001 to 1st September 2007, Party A and Party B agree upon as follows:

1 Party A provides the following services for Party B:

1.1 In order to support Party B to expand production and marketing, Party A agrees in principle to offer ceiling of credit at maximum of $12,000,000 (converted in current foreign currency), and the specific fund is used based on a loan contract.

1.2 Party A and Party B go through loan procedures item by item according to the loan procedures of Agricultural Bank of China, and the length of maturity is fixed by Party A according to Part B's production and the actual usage of funds.

1.3 Within the highest ceiling of credit, based on the application by Party B, and after review for qualification, Party A handles bank credit extension businesses for Party B, including L/C opening, commercial bill acceptance and discount, and letter of guarantee etc..

1.4 Party A is willing to provide Party B with multiple consulting services, including credit, finance, remittance, account settlement, information etc..

2     Party B will follow and fulfill the following arrangements:

2.1 Party B opens RMB basic account and exchange settlement account at Party A, and takes Party A as host bank to settle account in current foreign currency.

2.2 Party B should provide Party A with authentic balance sheet, profit and loss statement and financial data, and Party B guarantees its credit funds are used as required.

2.3 Within the ceiling of credit provided by Party A, Party B handles credit extension business with specimen signature left with the bank, and signs relative contract.

3 Party A and Party B will further to contact and communicate with each other, and supervise the fulfillment of this agreement jointly. If Party A can't satisfy the reasonable requirements proposed by Party B according to this agreement, then Party B is entitled to terminate the fulfillment of this agreement. If there is breach of this agreement or major business abnormality by Party B (Party B doesn't make improvement within 3 months after reminded by Party A), Party A is entitled to terminate the fulfillment of agreement and take relative action.

4 This agreement is signed after negotiation by Party A and Party B, which will mature on 1st September 2007, and can be renewed at maturity. If any party doesn't agree to renew, then agreement previously signed by both parties will terminate automatically. Relative terms will not bind any other party any more.

5 As for matters not covered by this agreement, especially when there is conflict with related terms of this agreement due to modifications of national regulations during the performance of agreement, both parties should modify related terms of agreement in the principle of friendly negotiation, in order to facilitate the continuous fulfillment of agreement.

6 This agreement will come into effect after stamped with official seal by Party A and Party B, and signed by legal representative or representative designated by legal person. This agreement is done in quadruplicate, and both parties hold 2 respectively.


Party A: Shanghai Songjiang Branch,         Party B: Shanghai Kaihong
Agricultural Bank of China                  Electronic Co., Ltd.

Official Stamp:                             Official Stamp:
Responsible person: Zhu Liang Jun           Responsible person: Liu Zhen Guo

Date: August 30, 2001                       Date: August 30, 2001


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